George Brenner
                           Certified Public Accountant
                       9300 Wilshire Boulevard, Suite 480
                         Beverly Hills, California 90212
                          310-276-8845 Fax 310-276-5933



August 25, 1999





Mr. George Morris, CEO
Internet Infinity, Inc.
3303 Harbor Blvd., Suite K-5
Costa Mesa, CA 92626

Dear Mr. Morris,

Effective as of today, I must resign as the independent accountant of Internet Infinity. My reason for this action is due to my inability, as a sole practitioner, to obtain adequate and price competitive professional liability insurance.

My audits for the periods March 31, 1998 and 1997 did not have any accounting differences among you, your counsel and myself. All invoices were timely paid and there are no fees outstanding.

I understand the Caldwell, Becker, Dervin, Petrick & Co., L.L.P. firm will be your new independent accountant. I will, of course, be available to assist your new auditors.

Much success for your new venture.

                                            Very truly yours,


                                            /s/ George Brenner

                                            George Brenner, CPA

cc:     Larry Becker, CPA
        Caldwell, Becker, Dervin, Petrick & Co., L.L.P.
        Office of the Chief Accountant (Via Fax:  202-942-9656)
        Attn:  SECPS Letter File/Mail Stop 9-5



                                                                      Exhibit 16
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